CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Debt securities
2.000% Global Notes due 2016	U.S.$1,250,000,000.00	99.584%	U.S.$1,244,800,000.00	U.S.$169,790.72
3.000% Global Notes due 2019	U.S.$2,000,000,000.00	99.352%	U.S.$1,987,040,000.00	U.S.$271,032.26
4.375% Global Notes due 2023	U.S.$3,500,000,000.00	98.828%	U.S.$3,458,980,000.00	U.S.$471,804.87
5.625% Global Notes due 2043	U.S.$1,750,000,000.00	98.027%	U.S.$1,715,472,500.00	U.S.$233,990.45
Floating Rate Global Notes due 2016	U.S.$1,000,000,000.00	100.000%	U.S.$1,000,000,000.00	U.S.$136,400.00
Floating Rate Global Notes due 2019	U.S.$1,500,000,000.00	100.000%	U.S.$1,500,000,000.00	U.S.$204,600.00
Guaranties				‒(2)

(1)         The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.  The total registration fee due for this offering is U.S.$1,487,618.30.

(2)         Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guaranties.

Filed pursuant to Rule 424(b)(2)

Registration Statements Nos. 333-183618 and 333-183618-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 29, 2012)

Petrobras Global Finance B.V.

Unconditionally guaranteed by

Petróleo Brasileiro S.A.—Petrobras

(Brazilian Petroleum Corporation—Petrobras)

U.S.$1,250,000,000 2.000% Global Notes due 2016
U.S.$2,000,000,000 3.000% Global Notes due 2019
U.S.$3,500,000,000 4.375% Global Notes due 2023
U.S.$1,750,000,000 5.625% Global Notes due 2043
U.S.$1,000,000,000 Floating Rate Global Notes due 2016
U.S.$1,500,000,000 Floating Rate Global Notes due 2019

The 2.000% Global Notes due 2016  (the “2016 Notes”), the 3.000% Global Notes due 2019 (the “2019 Notes”), the 4.375% Global Notes due 2023 (the “2023  Notes”), the 5.625% Global Notes due 2043 (the “2043 Notes” and together with the 2016 Notes, 2019 Notes and 2023 Notes, the “Fixed Rate Notes”), the Floating Rate Global Notes due 2016 (the “2016 Floating Rate Notes”) and the Floating Rate Global Notes due 2019 (the “2019 Floating Rate Notes” and together with the 2016 Floating Rate Notes, the “Floating Rate Notes”) (each a “series” and collectively the “notes”) are general, unsecured, unsubordinated obligations of Petrobras Global Finance B.V., or “PGF,” a wholly-owned subsidiary of Petróleo Brasileiro S.A.-Petrobras, or “Petrobras.”  The notes will be unconditionally and irrevocably guaranteed by Petrobras.  The 2016 Notes will mature on May 20, 2016, and will bear interest at the rate of 2.000% per annum.  Interest on the 2016 Notes is payable on May 20 and November 20 of each year, beginning on November 20, 2013.  The 2019 Notes will mature on January 15, 2019, and will bear interest at the rate of 3.000% per annum.  Interest on the 2019 Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2014.  The 2023 Notes will mature on May 20, 2023, and will bear interest at the rate of 4.375% per annum.  Interest on the 2023 Notes is payable on May 20 and November 20 of each year, beginning on November 20, 2013.  The 2043 Notes will mature on May 20, 2043, and will bear interest at the rate of 5.625% per annum.  Interest on the 2043 Notes is payable on May 20 and November 20 of each year, beginning on November 20, 2013.  The 2016 Floating Rate Notes will mature on May 20, 2016, and will bear interest at a floating rate equal to the three-month U.S. dollar LIBOR plus 1.620%.  The interest rate payable on the 2016 Floating Rate Notes will be reset quarterly, and interest is payable on February 20, May 20, August 20 and November 20 of each year, beginning on August 20, 2013. The 2019 Floating Rate Notes will mature on January 15, 2019, and will bear interest at a floating  rate equal to the three-month U.S. dollar LIBOR plus 2.140%.  The interest rate payable on the 2019 Floating Rate Notes will be reset quarterly, and interest is payable on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2013.

PGF will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes. PGF may redeem, in whole or in part, the Fixed Rate Notes at any time by paying the greater of the principal amount of the notes and the applicable “make-whole” amount, plus, in each case, accrued interest. The notes will also be redeemable without premium prior to maturity at PGF’s option solely upon the imposition of certain withholding taxes. See “Description of the Notes—Optional Redemption—Redemption for Taxation Reasons.”

ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC, AS AMENDED, (THE “PROSPECTUS DIRECTIVE”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

————————————

PGF intends to apply to have the notes approved for listing on the New York Stock Exchange, or the “NYSE.”

————————————

See “Risk Factors” on page S-14 to read about factors you should consider before buying the notes offered in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial price to the public(1):		Underwriting discount:		Proceeds, before expenses, to PGF:
	Per Note	Total	Per Note	Total	Per Note	Total
2016 Notes	99.584%	U.S.$1,244,800,000	0.250%	U.S.$3,125,000	99.334%	U.S.$1,241,675,000
2019 Notes	99.352%	U.S.$1,987,040,000	0.250%	U.S.$5,000,000	99.102%	U.S.$1,982,040,000
2023 Notes	98.828%	U.S.$3,458,980,000	0.300%	U.S.$10,500,000	98.528%	U.S.$3,448,480,000
2043 Notes	98.027%	U.S.$1,715,472,500	0.350%	U.S.$6,125,000	97.677%	U.S.$1,709,347,500
2016 Floating Rate Notes	100.000%	U.S.$1,000,000,000	0.250%	U.S.$2,500,000	99.750%	U.S.$997,500,000
2019 Floating Rate Notes	100.000%	U.S.$1,500,000,000	0.250%	U.S.$3,750,000	99.750%	U.S.$1,496,250,000

(1)                         Plus accrued interest from May 20, 2013, if settlement occurs after that date.

————————————

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about May 20, 2013.

Joint Bookrunners BB Securities BofA Merrill Lynch Citigroup HSBC Itaú BBA J.P. Morgan Morgan Stanley Co-managers Mitsubishi UFJ Securities Standard Chartered Bank

May 13, 2013

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the notes PGF is offering and certain other matters relating to PGF and Petrobras and Petrobras’ financial condition. The second part, the accompanying prospectus, gives more general information about securities that PGF and Petrobras may offer from time to time. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. PGF and Petrobras have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither PGF nor Petrobras is making an offer to sell the notes in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A.-Petrobras and its consolidated subsidiaries taken as a whole, and references to “PGF” mean Petrobras Global Finance B.V., a wholly-owned subsidiary of Petrobras. Terms such as “we,” “us” and “our” generally refer to both Petrobras and PGF, unless the context requires otherwise or as otherwise indicated.

References herein to “reais” or “R$” are to the lawful currency of Brazil.  References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.  References herein to “euros” or “€” are to the lawful currency of the member states of the European Monetary Union that have adopted or will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things:

•	our marketing and expansion strategy;
•	our exploration and production activities, including drilling;
•	our activities related to refining, import, export, transportation of petroleum, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;
•	our projected and targeted capital expenditures and other costs, commitments and revenues;
•	our liquidity and sources of funding;
•	our development of additional revenue sources; and
•	the impact, including cost, of acquisitions.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors. These factors include, among other things:

•	our ability to obtain financing;
•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;
•	global economic conditions;
•	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;
•	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;
•	competition;
•	technical difficulties in the operation of our equipment and the provision of our services;
•	changes in, or failure to comply with, laws or regulations;
•	receipt of governmental approvals and licenses;
•	international and Brazilian political, economic and social developments;
•	natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

•	the cost and availability of adequate insurance coverage; and
•	other factors discussed below under “Risk Factors.”

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Petrobras is incorporating by reference into this prospectus supplement the following documents that it has filed with the Securities and Exchange Commission (“SEC”):

(1)	The Petrobras Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013.
(2)

The Petrobras Reports on Form 6-K furnished to the SEC on April 30, 2013, containing financial information for the three-month periods ended March 31, 2013 and 2012, prepared in accordance with International Financial Reporting Standards (“IFRS”).

(3)	The Petrobras Reports on Form 6-K furnished to the SEC on the dates indicated below, concerning other recent developments in our business:
•	Report furnished on May 8, 2013 announcing a new discovery of oil reserves in the Santos Basin pre-salt area.
•	Report furnished on May 1, 2013, relating to the sale of certain exploratory blocks in the Gulf of Mexico.
•

Report furnished on April 30, 2013, containing the minutes of its ordinary and extraordinary general meetings held on April 29, 2013, including the election of members of Petrobras’ Board of Directors and Fiscal Council.

•	Reports furnished on April 4, 2013 and March 18, 2013, relating to Petrobras’ Business Plan for 2013-2017.
(4)

Any future filings of Petrobras on Form 20-F with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’ Investor Relations Department located at Avenida República do Chile, 65 — 10th Floor, 20031-912—Rio de Janeiro, RJ, Brazil (telephones: 55-21-3224-1510 or 55-21-3224-9947).

WHERE YOU CAN FIND MORE INFORMATION

Information that Petrobras files with or furnishes to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that Petrobras incorporates by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Investor Relations Department
Petróleo Brasileiro S.A.-Petrobras
Avenida República do Chile, 65 — 10th Floor
20031-912 — Rio de Janeiro — RJ, Brazil
Telephone: (55-21) 3224-1510/3224-9947
Email: petroinvest@petrobras.com.br

In addition, you may review copies of the materials Petrobras files with or furnishes to the SEC without charge, and copies of all or any portion of such materials can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  Petrobras also files materials with the SEC electronically. The SEC maintains an Internet site that contains materials that Petrobras files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the notes. You should read carefully the entire prospectus supplement, the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A.-Petrobras and its consolidated subsidiaries taken as a whole, and references to “PGF” mean Petrobras Global Finance B.V., a wholly-owned subsidiary of Petrobras. Terms such as “we”, “us” and “our” generally refer to both Petrobras and PGF, unless the context requires otherwise or as otherwise indicated.

PGF

PGF is a wholly-owned finance subsidiary of Petrobras, incorporated under the laws of The Netherlands as a private company with limited liability on August 2, 2012. PGF is an indirect subsidiary of Petrobras, and all of PGF’s shares are held by Petrobras’ Dutch subsidiary Petrobras International Braspetro B.V. PGF’s business is to issue debt securities in the international capital markets to finance Petrobras’ operations. PGF does not currently have any operations, revenues or assets other than those related to the issuance, administration and repayment of its debt securities. All debt securities issued by PGF are fully and unconditionally guaranteed by Petrobras. PGF was incorporated for an indefinite period of time.

Since 2001, Petrobras has used its subsidiary Petrobras International Finance Company (“PifCo”), a Cayman Island company, as its vehicle to issue securities in the international capital markets. Petrobras now uses PGF as its main vehicle to issue securities in the international capital markets.  PGF’s first offering of notes fully and unconditionally guaranteed by Petrobras occurred in September 2012.  Petrobras does not expect to use PifCo as a vehicle to issue securities in the capital markets in the future.

PGF’s registered office is located at Weenapoint Toren A, Weena 722, 3014 DA Rotterdam, The Netherlands, and its telephone number is 31 (0) 10 206-7000.

Petrobras

Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil.  For the year ended December 31, 2012 and the three-month period ended March 31, 2013, Petrobras had sales revenues of U.S.$144.1 billion and U.S.$36.3 billion, gross profit of U.S.$36.6 billion and U.S.$9.4 billion and net income attributable to Petrobras’ shareholders of U.S.$11.0 billion and U.S.$3.9 billion, respectively. Petrobras engages in a broad range of activities, which cover the following segments of its operations:

•

Exploration and Production (E&P). This segment encompasses exploration, development and production activities in Brazil, sales and transfers of crude oil in domestic and foreign markets, transfers of natural gas to the Gas and Power segment and sales of oil products produced at natural gas processing plants. As of March 31, 2013, we were responsible for approximately 91.3% of Brazil’s total production of oil and natural gas.

•

Refining, Transportation and Marketing (RTM). This segment comprises refining, logistics, transportation, export and the purchase of crude oil, as well as the purchase and sale of oil products and ethanol. Additionally, this segment includes the petrochemical division, which comprises investments in domestic petrochemical companies and also extraction and processing of shale.  RTM purchases crude oil from E&P and imports oil to blend with Petrobras’ domestic oil. Additionally, RTM purchases oil products in the international markets to meet excess product demand in the domestic market. As of March 31, 2013, we operated substantially all of Brazil’s total refining capacity.

•

Distribution. This segment comprises the oil products, ethanol and compressed natural gas distribution activities conducted in Brazil by Petrobras’ wholly-owned subsidiary Petrobras Distribuidora S.A. — BR (“Petrobras Distribuidora”). Petrobras Distribuidora is the largest oil products distributor in Brazil, with a market share of 38.8% as of March 31, 2013, according to the Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (National Petroleum, Natural Gas and Biofuels Agency). As of March 31, 2013, Petrobras Distribuidora had 7,690 service stations in Brazil.

•

Gas and Power. This segment covers activities that include transportation and trading of natural gas produced in or imported into Brazil, transportation and trading of liquefied natural gas (LNG), generation and trading of electric power, as well as corporate interests in local natural gas distribution companies, natural gas transportation companies and thermoelectric power stations in Brazil. The Gas and Power segment also includes results from our fertilizer operations.

•

Biofuel. This segment covers activities that include production of biodiesel and its co-products and ethanol activities, through equity investments, production and marketing of ethanol, sugar and the excess electric power generated from sugarcane bagasse.

•

 International. This segment comprises Petrobras’ activities in 21 countries other than Brazil as of March 31, 2013, which include exploration and production, refining, transportation and marketing, distribution and gas and power.

•

Corporate. This segment comprises financing activities and other activities not attributable to other segments, including corporate financial management, corporate overhead and other expenses, including expenses related to Petrobras’ pension and medical benefits for inactive participants and their dependents.

Petrobras’ principal executive office is located at Avenida República do Chile, 65 20031-912 - Rio de Janeiro RJ, Brazil, and its telephone number is (55-21) 3224-4477.

The Offering

Issuer	Petrobras Global Finance B.V., or “PGF.”
The 2016 Notes	U.S.$1,250,000,000 aggregate principal amount of 2.000% Global Notes due 2016, or the “2016 Notes.”
The 2019 Notes	U.S.$2,000,000,000 aggregate principal amount of 3.000% Global Notes due 2019, or the “2019 Notes.”
The 2023 Notes	U.S.$3,500,000,000 aggregate principal amount of 4.375% Global Notes due 2023, or the “2023 Notes.”
The 2043 Notes	U.S.$1,750,000,000 aggregate principal amount of 5.625% Global Notes due 2043, or the “2043 Notes” (and together with the 2016 Notes, the 2019 Notes and the 2023 Notes, the “Fixed Rate Notes”).
The 2016 Floating Rate Notes	U.S.$1,000,000,000 aggregate principal amount of Floating Rate Global Notes due 2016, or the “2016 Floating Rate Notes.”
The 2019 Floating Rate Notes

U.S.$1,500,000,000 aggregate principal amount of Floating Rate Global Notes due 2019, or the “2019 Floating Rate Notes” (each of the Fixed Rate Notes, the 2016 Floating Rate Notes and the 2019 Floating Rate Notes, a “series,” and collectively, the “notes”).

Issue Price

For the 2016 Notes: 99.584% of the aggregate principal amount.
For the 2019 Notes: 99.352% of the aggregate principal amount.
For the 2023 Notes: 98.828% of the aggregate principal amount.

For the 2043 Notes: 98.027% of the aggregate principal amount.

For the 2016 Floating Rate Notes: 100% of the aggregate principal amount.

For the 2019 Floating Rate Notes: 100% of the aggregate principal amount.

Closing Date	On or about May 20, 2013.
Maturity Date

For the 2016 Notes: May 20, 2016.
For the 2019 Notes: January 15, 2019.
For the 2023 Notes: May 20, 2023.

For the 2043 Notes: May 20, 2043.

For the 2016 Floating Rate Notes: May 20, 2016.

For the 2019 Floating Rate Notes: January 15, 2019.

Interest

For the 2016 Notes: The 2016 Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at the rate of 2.000% per annum, payable semi-annually in arrears on each interest payment date.

For the 2019 Notes: The 2019 Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at the rate of 3.000% per annum, payable semi-annually in arrears on each interest payment date.

For the 2023 Notes: The 2023 Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at the rate of 4.375% per annum, payable semi-annually in arrears on each interest payment date.

For the 2043 Notes: The 2043 Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at the rate of 5.625% per annum, payable semi-annually in arrears on each interest payment date.

For the 2016 Floating Rate Notes: The 2016 Floating Rate Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at a floating rate equal to the three-month U.S. dollar LIBOR plus 1.620%, calculated on the basis of the actual number of days in the relevant interest period divided by 360, reset quarterly, and interest payable on February 20, May 20, August 20 and November 20 of each year.

For the 2019 Floating Rate Notes: The 2019 Floating Rate Notes will bear interest from May 20, 2013, the date of original issuance of the notes, at a floating rate equal to the three-month U.S.$. dollar LIBOR plus 2.140%, calculated on the basis of the actual number of days in the relevant interest period divided by 360, reset quarterly, and interest is payable on January 15, April 15, July 15 and October 15 of each year.

LIBOR	LIBOR will be determined by the calculation agent as provided under “Description of the Notes—Floating Rate Notes.”
Interest Payment Dates

For the 2016 Notes: May 20 and November 20 of each year, commencing on November 20, 2013.
For the 2019 Notes: January 15 and July 15 of each year, commencing on January 15, 2014.
For the 2023 Notes: May 20 and November 20 of each year, commencing on November 20, 2013.

For the 2043 Notes: May 20 and November 20 of each year, commencing on November 20, 2013.

For the 2016 Floating Rate Notes: On February 20, May 20, August 20 and November 20 of each year, commencing on August 20, 2013.

For the 2019 Floating Rate Notes: On January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2013.

Denominations	PGF will issue the notes only in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.
Trustee, Registrar, Paying Agent, Transfer Agent and Calculation Agent	The Bank of New York Mellon.

Codes
(a) ISIN

For the 2016 Notes: US71647NAC39
For the 2019 Notes: US71647NAB55
For the 2023 Notes: US71647NAF69

For the 2043 Notes: US71647NAA72

For the 2016 Floating Rate Notes: US71647NAD12

For the 2019 Floating Rate Notes: US71647NAE94

(b) CUSIP

For the 2016 Notes: 71647N AC3
For the 2019 Notes: 71647N AB5
For the 2023 Notes: 71647N AF6

For the 2043 Notes: 71647N AA7

For the 2016 Floating Rate Notes: 71647N AD1

For the 2019 Floating Rate Notes: 71647N AE9

Use of Proceeds

PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2013-2017 Business Plan and for general corporate purposes. See “Use of Proceeds.”

Indenture

The notes offered hereby will be issued pursuant to an indenture between PGF and The Bank of New York Mellon, a New York banking corporation, as trustee, dated as of August 29, 2012, as supplemented by the fourth supplemental indenture in the case of the 2016 Notes, by the fifth supplemental indenture in the case of the 2019 Notes, by the sixth supplemental indenture in the case of the 2023 Notes, by the seventh supplemental indenture in the case of the 2043 Notes, by the eighth supplemental indenture in the case of the 2016 Floating Rate Notes and by the ninth supplemental indenture in the case of the 2019 Floating Rate Notes, each dated as of the closing date, among PGF, Petrobras and The Bank of New York Mellon, as trustee. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by each of the fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture and the ninth supplemental indenture. See “Description of the Notes.”

Guaranties	The notes will be unconditionally guaranteed by Petrobras under the guaranties. See “Description of the Guaranties.”
Ranking

The notes constitute general senior unsecured and unsubordinated obligations of PGF that will at all times rank pari passu among themselves and with all other unsecured unsubordinated indebtedness issued from time to time by PGF.

The obligations of Petrobras under the guaranties constitute general senior unsecured obligations of Petrobras that will at all times rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to Petrobras’ obligations under the guaranties.

Optional Redemption

PGF may redeem the Fixed Rate Notes at any time in whole or in part by paying the greater of the principal amount of such series of the notes and the relevant “make-whole” amount, plus, in each case, accrued interest, as described under “Description of the Notes—Optional Redemption— Optional Redemption With ‘Make-Whole’ Amount.”

Early Redemption at PGF’s Option Solely for Tax Reasons

The notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the relevant date of redemption, at PGF’s option at any time only in the event of certain changes affecting taxation. See “Description of the Notes—Optional Redemption—Redemption for Taxation Reasons.”

Covenants
(a) PGF	The terms of the indenture will require PGF, among other things, to: • pay all amounts owed by it under the indenture and the notes when such amounts are due;

• maintain an office or agent in New York for the purpose of service of process and maintain a paying agent located in the United States;
• ensure that the notes continue to be senior obligations of PGF;
• use proceeds from the issuance of the notes for specified purposes; and
• replace the trustee upon any resignation or removal of the trustee. In addition, the terms of the indenture will restrict the ability of PGF and its subsidiaries, among other things, to:
• undertake certain mergers, consolidations or similar transactions; and
• create certain liens on its assets or pledge its assets.
PGF’s covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Covenants”
(b) Petrobras	The terms of the guaranties will require Petrobras, among other things, to:
• pay all amounts owed by it in accordance with the terms of the guaranties and the indenture;
• maintain an office or agent in New York for the purpose of service of process;
• ensure that its obligations under the guaranties will continue to be senior obligations of Petrobras; and
• make available certain financial statements to the trustee. In addition, the terms of the guaranties will restrict the ability of Petrobras and its subsidiaries, among other things, to:
• undertake certain mergers, consolidations or similar transactions; and
• create certain liens on its assets or pledge its assets.
Petrobras’ covenants are subject to a number of important qualifications and exceptions. See “Description of the Guaranties—Covenants.”

Events of Default	The following events of default will be events of default with respect to each series of the notes:
• failure to pay principal on the notes of such series within seven calendar days of its due date;
• failure to pay interest on the notes of such series within 30 calendar days of any interest payment date;
• breach by PGF of a covenant or agreement in the indenture or by Petrobras of a covenant or agreement in the guaranty for such series of the notes if not remedied within 60 calendar days;
• acceleration of a payment on the indebtedness of PGF or Petrobras or any material subsidiary that equals or exceeds U.S.$200 million;
• certain events of bankruptcy, reorganization, liquidation, insolvency, moratorium or intervention law or law with similar effect of PGF or Petrobras or any material subsidiary;
• certain events relating to the unenforceability of the notes, the indenture or the guaranty for such series of the notes against PGF or Petrobras; and
• Petrobras ceasing to own at least 51% of PGF’s outstanding voting shares.
The events of default are subject to a number of important qualifications and limitations. See “Description of the Notes—Events of Default.”
Further Issuances

PGF reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of notes offered hereby. PGF may also issue other securities under the indenture which have different terms and conditions from the notes. See “Description of the Notes.”

Modification of Notes, Indenture and Guaranties

The terms of the indenture may be modified by PGF and the trustee, and the terms of the guaranties may be modified by Petrobras and the trustee, in some cases without the consent of the holders of the relevant series of the notes. See “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Clearance and Settlement

The notes will be issued in book-entry form through the facilities of The Depository Trust Company, or “DTC,” for the accounts of its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear S.A./N.V., as operator of the Euroclear System, and will trade in DTC’s Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Clearance and Settlement.”

Withholding Taxes; Additional Amounts

Any and all payments of principal, premium, if any, and interest in respect of the notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, levies, imposts or charges whatsoever imposed, levied, collected, withheld or assessed by Brazil, the jurisdiction of PGF’s incorporation (currently The Netherlands) or any other jurisdiction in which PGF appoints a paying agent under the indenture, or any political subdivision or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If PGF is required by law to make such withholding or deduction, it will pay such additional amounts as are necessary to ensure that the holders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. In the event Petrobras is obligated to make payments to the holders under the guaranties, Petrobras will pay such additional amounts as are necessary to ensure that the holders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Notes—Covenants—Additional Amounts.”

Governing Law	The indenture, the notes, and the guaranties will be governed by, and construed in accordance with, the laws of the State of New York.
Listing	PGF intends to have the notes approved for listing on the NYSE.
Risk Factors

You should carefully consider the risk factors discussed beginning on page S-14 and the other information included or incorporated by reference in this prospectus supplement, before purchasing any notes.

RECENT DEVELOPMENTS

For a discussion of Petrobras’ results of operations for the three months ended March 31, 2013 and recent material developments, see Petrobras’ report on Form 6-K furnished to the SEC on April 30, 2013, which is incorporated by reference in this prospectus supplement, and other reports on Form 6-K listed under “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Our annual report on Form 20-F for the year ended December 31, 2012 includes extensive risk factors relating to our business and to Brazil. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to PGF’s Debt Securities

The market for the notes may not be liquid.

The notes are an issuance of new securities with no established trading market. We intend to apply to list the notes on the NYSE. We can make no assurance as to the liquidity of or trading markets for the notes offered by this prospectus supplement. We cannot guarantee that holders of the notes will be able to sell their notes in the future. If a market for the notes does not develop, holders of the notes may not be able to resell the notes for an extended period of time, if at all.

The interest rate payable on the floating rate notes will vary.

The 2016 Floating Rate Notes and the 2019 Floating Rate Notes will bear floating rates of interest that are reset quarterly, and therefore are not a suitable investment for investors who require regular fixed income payments. The interest rate payable with respect to each interest period will be equal to the three-month U.S. dollar LIBOR plus 1.620% in the case of the 2016 Floating Rate Notes and the three-month U.S. dollar LIBOR plus 2.140% in the case of the 2019 Floating Rate Notes, with the three-month U.S. dollar LIBOR being determined as of the second LIBOR business day (as defined herein) prior to the start of the relevant interest period. The amount of interest payable on the notes with respect to any particular interest period will therefore decrease if such rate is lower than the rate used to calculate the amount of interest payable with respect to the previous interest period.

Restrictions on the movement of capital out of Brazil may impair your ability to receive payments on the guaranties and restrict Petrobras’ ability to make payments to PGF in U.S. dollars.

In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reais  into foreign currencies. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to U.S. dollars, and consequently our ability to meet our U.S. dollar obligations under the guaranties and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.  In the event that any such restrictive exchange control policies were instituted by the Brazilian government, we may face adverse regulatory consequences in The Netherlands that may lead us to redeem the notes prior to their maturity.

In addition, payments by Petrobras under the guaranties in connection with PGF’s notes do not currently require approval by or registration with the Central Bank of Brazil. The Central Bank of Brazil may nonetheless impose prior approval requirements on the remittance of U.S. dollars, which could cause delays in such payments.

Petrobras would be required to pay judgments of Brazilian courts enforcing its obligations under the guaranties only in reais.

If proceedings were brought in Brazil seeking to enforce Petrobras’ obligations in respect of the guaranties, including in case of bankruptcy, Petrobras would be required to discharge its obligations only in reais. Under Brazilian exchange control regulations, an obligation to pay amounts denominated in a currency other than reais, which is payable in Brazil pursuant to a decision of a Brazilian court, may be satisfied in reais  at the rate of exchange, as determined by the Central Bank of Brazil, in effect on the date of payment. Further authorization by the Central Bank of Brazil would be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

A finding that Petrobras is subject to U.S. bankruptcy laws and that any of the guaranties executed by it was a fraudulent conveyance could result in the relevant PGF holders losing their legal claim against Petrobras.

PGF’s obligation to make payments on the notes is guaranteed by Petrobras. Petrobras has been advised by its external U.S. counsel that the guaranties are valid and enforceable in accordance with the laws of the State of New York.

In addition, Petrobras has been advised by its general counsel that the laws of Brazil do not prevent the guaranties from being valid, binding and enforceable against Petrobras in accordance with their terms. In the event that U.S. federal fraudulent conveyance or similar laws are applied to a guaranty, and Petrobras, at the time it issued the relevant guaranty:

•         was or is insolvent or rendered insolvent by reason of its entry into such guaranty;

•         was or is engaged in business or transactions for which the assets remaining with it constituted unreasonably small capital; or

•         intended to incur or incurred, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and

•         in each case, intended to receive or received less than reasonably equivalent value or fair consideration therefor,

then Petrobras’ obligations under such guaranty could be avoided, or claims with respect to such guaranty could be subordinated to the claims of other creditors. Among other things, a legal challenge to a guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by Petrobras as a result of PGF’s issuance of the series of the notes supported by such guaranty. To the extent that either guaranty is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the series of PGF notes supported by such guaranty would not have a claim against Petrobras under such guaranty and will solely have a claim against PGF. Petrobras cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the PGF holders relating to any avoided portion of the relevant guaranty.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the European Council Directive on taxation of savings income.

Austria and Luxembourg have opted out of certain provisions of the European Council Directive regarding taxation of savings income (the “Directive”) and are instead, during a transitional period, applying a withholding tax on payments of interest, at a rate of up to 35%, unless the holder opts for exchange of information as required under the Directive.  Neither we nor the paying agent (nor any other person) would be required to pay additional amounts in respect of the notes as a result of the imposition of withholding tax by any member state of the European Union (“Member State”) or another country or territory which has opted for a withholding system. For more information, see “Description of the Notes—Covenants—Additional Amounts” in the accompanying prospectus and under “Taxation—The Directive.”  An investor should consult a tax adviser to determine the tax consequences of holding the notes for such investor.

Risks Relating to PGF

PGF’s operations and debt servicing capabilities are dependent on Petrobras.

PGF’s financial position and results of operations are directly affected by Petrobras’ decisions. PGF is an indirect, wholly-owned finance subsidiary of Petrobras incorporated in The Netherlands as a private company with limited liability.  PGF does not currently have any operations, revenues or assets other than those related to its primary business of raising money for the purpose of on-lending to Petrobras and other Petrobras’ subsidiaries.  PGF’s ability to satisfy its obligations under the notes will depend on payments made to PGF by Petrobras and other subsidiaries of Petrobras under the loans made by PGF.  The notes and all debt securities issued by PGF will be fully and unconditionally guaranteed by Petrobras.  Petrobras’ financial condition and results of operations, as well as Petrobras’ financial support of PGF, directly affect PGF’s operational results and debt servicing capabilities.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts but before expenses, are expected to be approximately U.S.$10,875 million.  PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2013-2017 Business Plan and for general corporate purposes.

SELECTED FINANCIAL AND OPERATING INFORMATION

This prospectus supplement incorporates by reference the audited consolidated financial statements of Petrobras as of and for the years ended December 31, 2012, 2011 and 2010. Petrobras’ audited consolidated financial statements have been prepared in accordance with IFRS.

The selected financial and operating information presented in the tables below have been derived from Petrobras’ audited consolidated financial statements, which were audited by KPMG Auditores Independentes for the years ended December 31, 2011 and 2010, and PricewaterhouseCoopers Auditores Independentes for the year ended December 31, 2012. The data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 have been derived from Petrobras’ unaudited interim financial statements, incorporated by reference into this prospectus supplement, which in the opinion of management, reflect all adjustments that are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the operating results to be expected for the entire year. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Petrobras’ audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Balance Sheet Data

	As of December 31,			Three-month period ended March 31, 2013
	2012	2011	2010
	(U.S.$ million)			(Unaudited)
				(U.S.$ million)
Assets:
Cash and cash equivalents	13,520	19,057	17,655	13,524
Marketable securities	10,431	8,961	15,612	9,585
Trade and other receivables, net	11,099	11,756	10,845	11,144
Inventories	14,552	15,165	11,808	15,792
Other current assets	8,192	9,653	7,639	8,000
Long-term receivables	26,114	22,462	22,637	26,693
Investments	6,106	6,530	6,957	5,838
Property, plant and equipment	204,901	182,918	168,104	214,457
Intangible assets	39,739	43,412	48,937	40,241
Total assets	334,654	319,914	310,194	345,274
Liabilities and shareholders’ equity:
Total current liabilities	34,070	36,364	33,577	34,030
Non-current liabilities(1)	50,377	33,722	30,251	53,096
Long-term debt(2)	88,484	72,718	60,417	90,472
Total liabilities	172,931	142,804	124,245	177,598
Shareholders’ equity
Share capital	107,362	107,355	107,341	107,362
Reserves and other comprehensive income	53,209	68,483	76,769	59,208
Petrobras’ shareholders’ equity	160,571	175,838	184,110	166,570
Non-controlling interest	1,152	1,272	1,839	1,106
Total equity	161,723	177,110	185,949	167,676
Total liabilities and shareholders’ equity	334,654	319,914	310,194	345,274

(1)           Excludes long-term debt.

(2)           Excludes current portion of long-term debt.

Income Statement Data

	For the Year Ended December 31,			Three-month periods ended March 31,
	2012	2011	2010	2013	2012
	(U.S.$ million)			(Unaudited)
				(U.S.$ million)

Sales revenues.	144,103	145,915	120,452	36,345	37,410
Net income before financial results, profit sharing and income taxes	16,900	27,285	26,372	4,935	6,659
Net income attributable to shareholders of Petrobras	11,034	20,121	20,055	3,854	5,212
Weighted average number of shares outstanding:
Common	7,442,454,142	7,442,454,142	5,683,061,430	7,442,454,142	7,442,454,142
Preferred	5,602,042,788	5,602,042,788	4,189,764,635	5,602,042,788	5,602,042,788
Net income before financial results, profit sharing and income taxes per:
Common and Preferred Shares	1.30	2.09	2.67	0.38	0.51
Common and Preferred ADS	2.60	4.18	5.34	0.76	1.02
Basic and diluted earnings per:
Common and Preferred Shares	0.85	1.54	2.03	0.30	0.40
Common and Preferred ADS	1.70	3.08	4.06	0.60	0.80
Cash dividends per:(1)
Common and Preferred shares	0.34	0.53	0.70	‒	0.12
Common and Preferred ADS	0.68	1.06	1.40	‒	0.24

(1)           Represents dividends paid during the year.

CAPITALIZATION

The following table sets out the consolidated debt and capitalization of Petrobras under IFRS as of March 31, 2013, excluding accrued interest, and as adjusted to give effect to the issue of the notes offered hereby.

	As of March 31, 2013
	Actual	As Adjusted for this Offering
	(Unaudited) (U.S.$ million)
Short-term debt:
Short-term debt	7,213	7,213
Current portion of finance lease obligations	19	19
Total	7,232	7,232
Long-term debt(1):
Foreign currency denominated	71,489	82,364
Local currency denominated	18,983	18,983
Finance lease obligations (less current portion)	88	88
Total long-term debt	90,560	101,435
Non-controlling interest	1,106	1,106
Petrobras’ shareholders’ equity(2)	166,570	166,570
Total capitalization	265,468	276,343

____________

(1)           Long-term debt does not include additional indebtedness incurred by Petrobras after March 31, 2013, consisting of amounts totaling approximately U.S.$2,254 million, €350 million and R$3,000 million under loan agreements.

(2)           Comprising (a) 7,442,454,142 shares of common stock and (b) 5,602,042,788 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements and modifies the description of the general terms and provisions of debt securities and the indenture set forth in the accompanying prospectus, which you should read in conjunction with this prospectus supplement. In addition, we urge you to read the indenture, the fourth supplemental indenture in connection with the 2016 Notes, the fifth supplemental indenture in connection with the 2019 Notes, the sixth supplemental indenture in connection with the 2023 Notes, the seventh supplemental indenture in connection with the 2043 Notes, the eighth supplemental indenture in connection with the 2016 Floating Rate Notes and the ninth supplemental indenture in connection with the 2019 Floating Rate Notes, because they will define your rights as holders of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes and the 2019 Floating Rate Notes, respectively. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You may obtain copies of the indenture, the fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture and the ninth supplemental indenture upon written request to the trustee or with the SEC at the addresses set forth under “Where You Can Find More Information.”

The Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture

PGF will issue the notes under an indenture dated as of August 29, 2012 between PGF and The Bank of New York Mellon, a New York banking corporation, as trustee, as supplemented by the fourth supplemental indenture in the case of the 2016 Notes, the fifth supplemental indenture in the case of the 2019 Notes, the sixth supplemental indenture in the case of the 2023 Notes, the seventh supplemental indenture in the case of the 2043 Notes, the eighth supplemental indenture in the case of the 2016 Floating Rate Notes and the ninth supplemental indenture in the case of the 2019 Floating Rate Notes, each dated as of the closing date, among PGF, Petrobras and The Bank of New York Mellon, as trustee, which provide the specific terms of the notes offered by this prospectus supplement, including granting holders rights against Petrobras under the respective guaranties. Whenever we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the fourth supplemental indenture in the case of the 2016 Notes, the fifth supplemental indenture in the case of the 2019 Notes, the sixth supplemental indenture in the case of the 2023 Notes, the seventh supplemental indenture in the case of the 2043 Notes, the eighth supplemental indenture in the case of the 2016 Floating Rate Notes and the ninth supplemental indenture in the case of the 2019 Floating Rate Notes.

General

Fixed Rate Notes

The 2016 Notes

The 2016 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2016 Notes will be the 2.000% Global Notes due 2016;

The 2016 Notes will:

•         be issued in an aggregate principal amount of U.S.$1,250,000,000; and

•         mature on May 20, 2016;

•

bear interest at a rate of 2.000% per annum from May 20, 2013, the date of issuance of the 2016 Notes, until maturity or early redemption and until all required amounts due in respect of the 2016 Notes have been paid;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2016 Notes will be paid in U.S. dollars;

Interest on the 2016 Notes will be paid semi-annually on May 20 and November 20 of each year (each of which we refer to as an “interest payment date”), commencing on November 20, 2013 and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2016 Notes (or Petrobras under the guaranty for the 2016 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2016 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2016 Notes or Petrobras’ obligations under the guaranty for the 2016 Notes.

The 2019 Notes

The 2019 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2019 Notes will be the 3.000% Global Notes due 2019;

The 2019 Notes will:

•         be issued in an aggregate principal amount of U.S.$2,000,000,000; and

•         mature on January 15, 2019;

•

bear interest at a rate of 3.000% per annum from May 20, 2013, the date of issuance of the 2019 Notes, until maturity or early redemption and until all required amounts due in respect of the 2019   Notes have been paid;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2019 Notes will be paid in U.S. dollars;

Interest on the 2019 Notes will be paid semi-annually on January 15 and July 15 of each year (each of which we refer to as an “interest payment date”), commencing on January 15, 2014 and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2019 Notes (or Petrobras under the guaranty for the 2019 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2019 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2019 Notes or Petrobras’ obligations under the guaranty for the 2019 Notes.

The 2023 Notes

The 2023 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2023 Notes will be the 4.375% Global Notes due 2023;

The 2023 Notes will:

•         be issued in an aggregate principal amount of U.S.$3,500,000,000; and

•         mature on May 20, 2023;

•

bear interest at a rate of 4.375% per annum from May 20, 2013, the date of issuance of the 2023 Notes, until maturity or early redemption and until all required amounts due in respect of the 2023 Notes have been paid;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2023 Notes will be paid in U.S. dollars;

Interest on the 2023 Notes will be paid semi-annually on May 20 and November 20 of each year (each of which we refer to as an “interest payment date”), commencing on November 20, 2013 and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2023 Notes (or Petrobras under the guaranty for the 2023 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2023 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2023 Notes or Petrobras’ obligations under the guaranty for the 2023 Notes.

The 2043 Notes

The 2043 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2043 Notes will be the 5.625% Global Notes due 2043;

The 2043 Notes will:

•         be issued in an aggregate principal amount of U.S.$1,750,000,000; and

•         mature on May 20, 2043;

•

bear interest at a rate of 5.625% per annum from May 20, 2013, the date of issuance of the 2043 Notes, until maturity or early redemption and until all required amounts due in respect of the 2043 Notes have been paid;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2043 Notes will be paid in U.S. dollars;

Interest on the 2043 Notes will be paid semi-annually on May 20 and November 20 of each year (each of which we refer to as an “interest payment date”), commencing on November 20, 2013 and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2043 Notes (or Petrobras under the guaranty for the 2043 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2043 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2043 Notes or Petrobras’ obligations under the guaranty for the 2043 Notes.

Floating Rate Notes

Interest will be payable on the floating rate notes quarterly, on each interest payment date specified under the description of each series of floating notes below, to the person in whose name such note is registered at the close of business on the business day that precedes the applicable date on which interest will be paid. The floating rate notes will bear interest from May 20, 2013, the date of issuance of the 2016 Floating Rate Notes and the 2019 Floating Rate Notes, to, but excluding, their respective maturity dates, at a rate equal to the initial interest rate and thereafter at an interest rate that will be reset quarterly (as described below) equal to LIBOR plus 1.620% in the case of the 2016 Floating Rate Notes and LIBOR plus 2.140% in the case of the 2019 Floating Rate Notes, calculated on the basis of the actual number of days in the relevant interest period divided by 360. The initial interest rate will be equal to LIBOR plus 1.620% in the case of the 2016 Floating Rate Notes and LIBOR plus 2.140% in the case of the 2019 Floating Rate Notes, as determined by the calculation agent as described below.

If any interest payment date, other than the maturity date, for any series of floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date for any series of floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest will accrue after such maturity date.

                The calculation agent for the floating rate notes is The Bank of New York Mellon. The calculation agent will determine the initial interest rate for the floating rate notes by reference to LIBOR on the second LIBOR business day preceding the issue date for each series of floating rate notes and the interest rate for each succeeding interest reset period by reference to LIBOR on the second LIBOR business day preceding the applicable interest reset date (each, an “interest determination date”). Promptly upon such determination, the calculation agent will notify the issuer and the trustee (if the calculation agent is not the trustee) of the new interest rate. Upon the request of the Holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. “LIBOR business day” means a day on which commercial banks are open for business (including dealings in U.S. dollar LIBOR) in the City of London, England.

                “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

                (1)     With respect to any interest determination date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Bloomberg L.P.’s page “BBAM”  as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

                (2)     With respect to an interest determination date on which no rate appears on Bloomberg L.P.’s page “BBAM”, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the calculation agent (after consultation with us), to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in The City of New York (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Bloomberg L.P.’s page “BBAM”” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the calculation agent for the purposes of calculating interest on the floating rate notes shall be conclusive and binding on the holders of the floating rate notes and the issuer, absent manifest error.

The 2016 Floating Rate Notes

The 2016 Floating Rate Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2016 Floating Rate Notes will be the Floating Rate Global Notes due 2016;

The 2016 Floating Rate Notes will:

•         be issued in an aggregate principal amount of U.S.$1,000,000,000; and

•         mature on May 20, 2016;

•

bear interest at a floating rate equal to the three-month U.S. dollar LIBOR plus 1.620%, calculated on the basis of the actual number of days in the relevant interest period divided by 360, from May 20, 2013, the date of issuance of the 2016 Floating Rate Notes, until maturity or early redemption and until all required amounts due in respect of the 2016 Floating Rate Notes have been paid.  The interest rate payable on the notes will be reset quarterly;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2016 Floating Rate Notes will be paid in U.S. dollars;

Interest on the 2016 Floating Rate Notes is payable on February 20, May 20, August 20 and November 20 of each year, beginning on August 20, 2013, to and including the maturity date (each of which we refer to as an “interest payment date”), and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2016 Floating Rate Notes (or Petrobras under the guaranty for the 2016 Floating Rate  Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2016 Floating Rate Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2016 Floating Rate Notes or Petrobras’ obligations under the guaranty for the 2016 Floating Rate Notes.

The 2019 Floating Rate Notes

The 2019 Floating Rate Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 2019 Floating Rate Notes will be the Floating Rate Global Notes due 2019;

The 2019 Floating Rate Notes will:

•         be issued in an aggregate principal amount of U.S.$1,500,000,000; and

•         mature on January 15, 2019;

•

bear interest at a floating  rate equal to the three-month U.S. dollar LIBOR plus 2.140%, calculated on the basis of the actual number of days in the relevant interest period divided by 360, from May 20, 2013, the date of issuance of the 2019 Floating Rate Notes, until maturity or early redemption and until all required amounts due in respect of the 2019 Floating Rate Notes have been paid.  The interest rate payable on the notes will be reset quarterly;

•	be issued in global registered form without interest coupons attached;
•	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and
•	be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 2019 Floating Rate Notes will be paid in U.S. dollars;

Interest on the 2019 Floating Rate Notes is payable on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2013, to and including the maturity date (each of which we refer to as an “interest payment date”), and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 2019 Floating Rate Notes (or Petrobras under the guaranty for the 2019 Floating Rate  Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 2019 Floating Rate Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2019 Floating Rate Notes or Petrobras’ obligations under the guaranty for the 2019 Floating Rate Notes.

Guaranties

Petrobras will unconditionally and irrevocably guarantee the full and punctual payment when due, whether at the maturity date of the notes, or earlier or later by acceleration or otherwise, of all of PGF’s obligations now or hereafter existing under the indenture and the notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses or otherwise. The guaranties will be unsecured and will rank equally with all of Petrobras’ other existing and future unsecured and unsubordinated debt including guaranties previously issued by Petrobras in connection with prior issuances of indebtedness. See “Description of the Guaranties.”

Depositary with Respect to Global Notes

The notes will be issued in global registered form with The Depository Trust Company, or “DTC,” as depositary. For further information in this regard, see “Clearance and Settlement.”

Events of Default

The following events will be events of default with respect to each series of the notes:

•

PGF does not pay the principal on the notes of such series within seven calendar days of its due date and the trustee has not received such amounts from Petrobras under the relevant guaranty by the end of that seven-day period.

•

PGF does not pay interest or other amounts, including any additional amounts, on the notes within 30 calendar days of their due date and the trustee has not received such amounts from Petrobras under the relevant guaranty by the end of that 30-day period.

•

PGF or Petrobras remains in breach of any covenant or any other term in respect of the notes of such series issued under the Indenture or guaranty for such series for 60 calendar days after receiving a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of such series of the notes.

•

The maturity of any indebtedness of PGF or Petrobras or a material subsidiary in a total aggregate principal amount of U.S.$200,000,000 (or its equivalent in another currency) or more is accelerated in accordance with the terms of that indebtedness, it being understood that prepayment or redemption by us or a material subsidiary of any indebtedness is not acceleration for this purpose.

•

PGF or Petrobras or any material subsidiary stops paying or is generally unable to pay its debts as they become due, except in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, spin-off, merger, conveyance or transfer duly approved by the note holders of that series.

•

In the case PGF or Petrobras or any material subsidiary, if proceedings are initiated against it under any applicable liquidation, insolvency, composition, reorganization, winding up or any other similar laws, or under any other law for the relief of, or relating to, debtors, and such proceeding is not dismissed or stayed within 90 calendar days.

•

An administrative or other receiver, manager or administrator, or any such or other similar official is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied or put in force against, the whole or a substantial part of the undertakings or assets of PGF or Petrobras or any material subsidiary and is not discharged or removed within 90 calendar days.

•

PGF or Petrobras or any material subsidiary voluntarily commences proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, PGF or Petrobras or any material subsidiary enters into any composition or other similar arrangement with our creditors under applicable Brazilian law (such as a recuperação judicial or extrajudicial, which is a type of liquidation agreement).

•

PGF or Petrobras or any material subsidiary files an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to PGF or Petrobras or any material subsidiary, or PGF or Petrobras or any material subsidiary takes legal action for a readjustment or deferment of any part of our indebtedness.

•

An effective resolution is passed, or any authorized action is taken by any court of competent jurisdiction, directing PGF or Petrobras or any material subsidiary’s winding-up, dissolution or liquidation, except for the purpose of and followed by a consolidation, merger, conveyance or transfer duly approved by the note holders of that series.

•

The notes of such series, the indenture, the relevant guaranty or any part of those documents cease to be in full force and effect or binding and enforceable against PGF or Petrobras, or it becomes unlawful for PGF or Petrobras to perform any material obligation under any of the foregoing documents to which it is a party.

•	PGF or Petrobras contests the enforceability of the notes, the indenture or the guaranties, or denies that it has liability under any of the foregoing documents to which it is a party.
•	Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PGF.

For purposes of the events of default:

•

“indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under IFRS, would be a capital lease obligation).

•

“material subsidiary” means a subsidiary of Petrobras which on any given date of determination accounts for more than 15% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with IFRS).

Covenants

PGF will be subject to the following covenants with respect to the notes:

Payment of Principal and Interest

PGF will duly and punctually pay the principal of and any premium and interest and other amounts (including any additional amounts in the event withholding and other taxes are imposed in Brazil or the jurisdiction of incorporation of PGF) on the notes in accordance with the notes and the indenture.

Maintenance of Corporate Existence

PGF will maintain its corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, unless PGF’s board of directors determines that maintaining such rights and privileges is no longer desirable in the conduct of PGF’s business and is not disadvantageous in any material respect to holders.

Maintenance of Office or Agency

So long as notes are outstanding, PGF will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices to and demands upon it in respect of the indenture and the notes may be served.

Initially, this office will be located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. PGF will not change the designation of the office without prior written notice to the trustee and designating a replacement office in the same general location.

Ranking

PGF will ensure that the notes will at all times constitute its general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law).

Use of Proceeds

PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2013-2017 Business Plan and for general corporate purposes.

Statement by Managing Directors as to Default

PGF will deliver to the trustee, within 90 calendar days after the end of its fiscal year, a directors’ certificate, stating whether or not to the best knowledge of its signers thereof there is an event of default in connection with the performance and observance of any of the terms, provisions and conditions of the indenture or the notes and, if there is such an event of default by PGF, specifying all such events of default and their nature and status of which the signers may have knowledge.

Provision of Financial Statements and Reports

In the event that PGF files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in The Netherlands, the United States or elsewhere, PGF will furnish a copy of the statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available.  As long as the financial statements or reports are publicly available and accessible electronically by the trustee, the filing or electronic publication of such financial statements or reports will comply with PGF’s obligation to deliver such statements and reports to the trustee.  PGF will provide to the trustee with prompt written notification at such time that PGF becomes or ceases to be a reporting company.  The trustee will have no obligation to determine if and when PGF’s financial statements or reports, if any, are publicity available and accessible electronically.

Along with each such financial statement or report, if any, PGF will provide a directors’ certificate stating (i) that a review of PGF’s activities has been made during the period covered by such financial statements with a view to determining whether PGF has kept, observed, performed and fulfilled its covenants and agreements under this indenture; and (ii) that no event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PGF’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on directors’ certificates).

Appointment to Fill a Vacancy in Office of Trustee

PGF, whenever necessary to avoid or fill a vacancy in the office of trustee, will appoint a successor trustee in the manner provided in the indenture so that there will at all times be a trustee with respect to the notes.

Payments and Paying Agents

PGF will, prior to 3:00 p.m., New York City time, on the business day preceding any payment date of the principal of or interest on the notes or other amounts (including additional amounts), deposit with the trustee a sum sufficient to pay such principal, interest or other amounts (including additional amounts) so becoming due.

Additional Amounts

Except as provided below, PGF or Petrobras, as applicable, will make all payments of amounts due under the notes and the indenture and each other document entered into in connection with the notes and the indenture without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PGF’s incorporation (currently The Netherlands) or any jurisdiction in which PGF appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PGF or Petrobras, as applicable, is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PGF or Petrobras, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay the holders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction. For the avoidance of doubt, the foregoing obligations shall extend to payments under the guaranties.

All references to principal, premium, if any, and interest in respect of the notes will be deemed to refer to any additional amounts which may be payable as set forth in the indenture or in the notes.

PGF or Petrobras, as applicable, will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•

the holder has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management, present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;
•

the holder fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the holder is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, PGF or Petrobras, as applicable, has notified all holders or the trustee that they will be required to comply with such requirements;

•

the holder fails to present (where presentation is required) its notes within 30 calendar days after PGF has made available to the holder a payment under the notes and the indenture, provided that PGF or Petrobras, as applicable, will pay additional amounts which a holder would have been entitled to had the notes owned by such holder been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;
•

such taxes, levies, deductions or other governmental charges are imposed on a payment on the notes by PGF’s paying agent (that is located in another member state of the European Union) to an individual and are required to be made pursuant to the European Council Directive on taxation of savings income in the form of interest payments (2003/48/EC) (as amended by the European Council Directive 2006/98/EC of November 20, 2006), or any implementing law, or any law that has been introduced in order to conform to such Directive, and such holder has not opted to agree to an exchange of information within the meaning of such Directive;

•

where the holder could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of PGF located in a member state of the European Union; or

•	where the holder would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such holder.

PGF shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that are imposed by a taxing jurisdiction from any payment under the notes or under any other document or instrument referred in the indenture or from the execution, delivery, enforcement or registration of the notes or any other document or instrument referred to in the indenture. PGF shall indemnify and make whole the holders of the notes for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by PGF as provided in this paragraph paid by such holder. PGF shall ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the Directive. See “Risk Factors—Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the European Council Directive on taxation of savings income.”

Negative Pledge

So long as any note of a series remains outstanding, PGF will not create or permit any lien, other than a PGF permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless PGF contemporaneously creates or permits such lien to secure equally and ratably its obligations under such series of the notes as is duly approved by a resolution of the holders of such series of the notes in accordance with the indenture. In addition, PGF will not allow any of its material subsidiaries, if any, to create or permit any lien, other than a PGF permitted lien, on any of its assets to secure (i) any of its indebtedness, (ii) any of the material subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless it contemporaneously creates or permits the lien to secure equally and ratably its obligations under each series of the notes and the indenture or PGF provides such other security for such notes and the indenture or PGF provides such other security for such series of the notes as is duly approved by a resolution of the holders of such series of the notes in accordance with the indenture. This covenant is subject to a number of important exceptions, including an exception that permits PGF to grant liens in respect of indebtedness the principal amount of which, in the aggregate, together with all other liens not otherwise described in a specific exception, does not exceed 20% of PGF’s consolidated total assets (as determined in accordance with IFRS) at any time as at which PGF’s balance sheet is prepared and published in accordance with applicable law.

Limitation on Consolidation, Merger, Sale or Conveyance

PGF will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease, spin-off or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of PGF) to merge with or into it unless such consolidation, amalgamation, merger, lease, spin-off or transfer of assets does not violate any provision of Dutch financial regulatory laws and:

•

either PGF is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PGF is merged or that acquired (through a transfer of assets, a spin-off or otherwise) or leased the property or assets of PGF will assume (jointly and severally with PGF unless PGF will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture, all of PGF’s obligations under the indenture and the notes;

•

the successor company (jointly and severally with PGF unless PGF will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each holder against any tax, assessment or governmental charge thereafter imposed on the holder solely as a consequence of the consolidation, merger, conveyance, spin-off, transfer or lease with respect to the payment of principal of, or interest, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;
•

PGF has delivered to the trustee a directors’ certificate and an opinion of counsel, each stating that the transaction, and each supplemental indenture relating to the transaction, comply with the terms of the indenture dated as of August 29, 2012, and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with; and

•	PGF has delivered notice of any such transaction to the trustee.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

•

PGF may merge, amalgamate or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PGF or Petrobras in cases when PGF is the surviving entity in the transaction and the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole, it being understood that if PGF is not the surviving entity, PGF will be required to comply with the requirements set forth in the previous paragraph; or

•

any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any person (other than PGF or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole; or

•

any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PGF or Petrobras; or

•

any direct or indirect subsidiary of PGF may liquidate or dissolve if PGF determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on PGF and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of PGF or Petrobras.

PGF may omit to comply with any term, provision or condition set forth in certain covenants applicable to a series of the notes or any term, provision or condition of the indenture, if before the time for the compliance the holders of at least a majority in principal amount of the outstanding notes of such series waive the compliance, but no waiver can operate except to the extent expressly waived, and, until a waiver becomes effective, PGF’s obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

As used above, the following terms have the meanings set forth below:

“indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under IFRS, would be a capital lease obligation).

A “guaranty” means an obligation of a person to pay the indebtedness of another person including, without limitation:

•	an obligation to pay or purchase such indebtedness;
•	an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;
•	an indemnity against the consequences of a default in the payment of such indebtedness; or
•	any other agreement to be responsible for such indebtedness.

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “PGF permitted lien” means a:

(a)

lien arising by operation of law, such as merchants’, maritime or other similar liens arising in PGF’s ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b)	lien arising from PGF’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with PGF’s past practice;

(c)

lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(d)

lien granted upon or with respect to any assets hereafter acquired by PGF or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured does not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(e)	lien granted in connection with indebtedness of a wholly-owned subsidiary owing to PGF or another wholly-owned subsidiary;
(f)	lien existing on any asset or on any stock of any subsidiary prior to the acquisition thereof by PGF or any subsidiary, so long as the lien is not created in anticipation of that acquisition;
(g)

lien existing as of the date of the fourth supplemental indenture in the case of the 2016 Notes, as of the date of the fifth supplemental indenture in the case of the 2019 Notes, as of the date of the sixth supplemental indenture in the case of the 2023 Notes, as of the date of the seventh supplemental indenture in the case of the 2043 Notes, as of the date of the eighth supplemental indenture in the case of the 2016 Floating Rate Notes and as of the date of the ninth supplemental indenture in the case of the 2019 Floating Rate Notes;

(h)	lien resulting from the indenture or the guaranties, if any;
(i)

lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PGF, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on those securities for a period of up to 24 months as required by any rating agency as a condition to the rating agency rating those securities as investment grade;

(j)

lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by liens referred to in paragraphs (a) through (i) above (but not paragraph (c)), so long as the lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b) and (f), the obligees meet the requirements of the applicable paragraph; and

(k)

lien in respect of indebtedness the principal amount of which in the aggregate, together with all other liens not otherwise qualifying as PGF permitted liens pursuant to another part of this definition of PGF permitted liens, does not exceed 20% of PGF’s consolidated total assets (as determined in accordance with IFRS) at any date as at which PGF’s balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person, is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

Optional Redemption

PGF will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (we will not deposit money on a regular basis into any separate account to repay your notes). In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the business day prior to any redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as set forth in the indenture.

Optional Redemption With “Make-Whole” Amount for the Fixed Rate Notes

PGF will have the right at our option to redeem the Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points with respect to the 2016 Notes, plus 35 basis points with respect to the 2019 Notes, plus 40 basis points with respect to the 2023 Notes, and plus 40 basis points with respect to the 2043 Notes (in each case, the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of such notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, and, in each case, their affiliates, which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us in writing; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as set forth in the indenture.

Redemption for Taxation Reasons

We have the option, subject to certain conditions, to redeem each series of the notes in whole at their principal amount, plus accrued and unpaid interest, if any, to the relevant date of redemption, if and when, as a result of a change in, execution of, or amendment to, any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on such series of the notes. See “Description of Debt Securities―Special Situations―Optional Tax Redemption” in the accompanying prospectus.

The Optional Tax Redemption set forth in the accompanying prospectus shall apply with the reincorporation of PGF being treated as the adoption of a successor entity. Such redemption shall not be available if the reincorporation was performed in anticipation of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties in such new jurisdiction of incorporation that would result in the obligation to pay additional amounts.

Further Issuances

The indenture by its terms does not limit the aggregate principal amount of securities that may be issued under it and permits the issuance, from time to time, of additional notes (also referred to as add-on notes) of the same series as those offered under this prospectus supplement. The ability to issue add-on notes is subject to several requirements, however, including that (i) no event of default under the indenture or event that with the passage of time or other action may become an event of default (such event being a “default”) will have occurred and then be continuing or will occur as a result of that additional issuance and (ii) the add-on notes will rank pari passu and have equivalent terms and benefits as the notes offered under this prospectus supplement except for the price to the public and the issue date. Any add-on notes with respect to either series of the notes will be part of the same series as such notes that PGF is currently offering and the holders will vote on all matters in relation to the applicable notes as a single series.

Covenant Defeasance

Any restrictive covenants of the indenture may be defeased as described in the accompanying prospectus.

Conversion

The notes will not be convertible into, or exchangeable for, any other securities.

Listing

PGF intends to apply to have the notes approved for listing on the NYSE.

Currency Rate Indemnity

PGF has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency (the “judgment currency”) other than U.S. dollars (the “denomination currency”), PGF will indemnify the relevant holder and the trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from PGF’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any judgment or order described above.

The Trustee, Paying Agent, Transfer Agent and Calculation Agent

The Bank of New York Mellon, a New York banking corporation, is the trustee under the indenture and has been appointed by PGF as registrar, paying agent, transfer agent and calculation agent with respect to the notes. The address of the trustee is 101 Barclay Street, 4E, New York, New York, 10286. PGF will at all times maintain a paying agent in New York City until the notes are paid.

Any corporation or association into which the trustee or any agent named above may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the trustee or any such agent shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the trustee or any such agent may be sold or otherwise transferred, shall be the successor trustee or relevant agent, as applicable, hereunder without any further act.

CLEARANCE AND SETTLEMENT

Book-Entry Issuance

Except under the limited circumstances described in the accompanying prospectus, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

Each global note will be deposited directly with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee. Global notes may also be deposited indirectly with Clearstream, Luxembourg and Euroclear, as indirect participants of DTC. For background information regarding DTC and Clearstream, Luxembourg and Euroclear, see “—Depository Trust Company” and “—Clearstream, Luxembourg and Euroclear” below. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the notes, see “Legal Ownership—Global Securities” in the accompanying prospectus.

The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of beneficial holders to transfer the notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described in the accompanying prospectus, all references to “registered holders” of notes shall mean DTC.  PGF, Petrobras, the trustee and any paying agent, transfer agent, registrar or other agent may treat DTC as the absolute owner of the notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.  If payment is made in U.S. dollars, settlement will be free of payment.  If payment is made in other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in the notes held by that owner.  Neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we have any responsibility for any aspect of the actions of DTC or any of their direct or indirect participants.  Neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we have any responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants.  In addition, neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we supervise DTC in any way.  DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time.  The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised us as follows:

•         DTC is:

•         a limited purpose trust company organized under the laws of the State of New York;

•         a member of the Federal Reserve System;

•         a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•         a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•         Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•         Indirect access to the DTC system is also available to banks, brokers, dealer and trust companies that have relationships with participants.

•         The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form.  Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date.  They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.  Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days.  Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a registered holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear.  However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

DESCRIPTION OF THE GUARANTIES

General

In connection with the execution and delivery of the fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture, the ninth supplemental indenture and the notes offered by this prospectus supplement, Petrobras will guarantee the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes and the 2019 Floating Rate Notes (each, a “guaranty” and together, the “guaranties”) for the benefit of the holders.

The guaranties will provide that Petrobras will unconditionally and irrevocably guarantee the notes on the terms and conditions described below.

The following summary describes the material provisions of the guaranties. You should read the more detailed provisions of the applicable guaranty, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the applicable guaranty.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes , the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable, or Petrobras’ obligations under the guaranties.

Ranking

The obligations of Petrobras under the guaranties will constitute general unsecured obligations of Petrobras which at all times will rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the guaranties.

In addition, Petrobras’ obligations under the guarantees of the notes rank, and will rank, pari passu with its obligations in respect of outstanding and future guarantees of indebtedness issued by PGF.

Nature of Obligation

Petrobras will unconditionally and irrevocably guarantee the full and punctual payment when due, whether at the maturity date of the notes, or earlier or later by acceleration or otherwise, of all of PGF’s obligations now or hereafter existing under the indenture and the notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses, tax payments or otherwise (such obligations being referred to as the “guaranteed obligations”).

The obligation of Petrobras to pay amounts in respect of the guaranteed obligations will be absolute and unconditional upon failure of PGF to make, at the maturity date of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable, or earlier upon any acceleration of the applicable notes in accordance with the terms of the indenture, any payment in respect of principal, interest or other amounts due under the indenture and the applicable series of the notes on the date any such payment is due. If PGF fails to make payments to the trustee in respect of the guaranteed obligations, Petrobras will, upon notice from the trustee, immediately pay to the trustee such amount of the guaranteed obligations payable under the indenture and the notes. All amounts payable by Petrobras under the guaranties will be payable in U.S. dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under any guaranty unless and until the trustee receives all amounts required to be paid by Petrobras under such guaranty (and any related event of default under the indenture has been cured), including payment of the total non-payment overdue interest.

Events of Default

There are no events of default under the guaranties. The fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture and the ninth supplemental indenture, however, contain events of default relating to Petrobras that may trigger an event of default and acceleration of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes. See “Description of the Notes―Events of Default.” Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to Petrobras), if PGF fails to pay all amounts then due under the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes,  as applicable, and the indenture, Petrobras will be obligated to make such payments pursuant to the relevant guaranty.

Covenants

For so long as any of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable, are outstanding and Petrobras has obligations under the guaranties, Petrobras will, and will cause each of its subsidiaries, as applicable, to comply with the terms of the following covenants:

Performance Obligations under the Guaranties and Indenture

Petrobras will pay all amounts owed by it and comply with all its other obligations under the terms of the relevant guaranty and the indenture in accordance with the terms of those agreements.

Maintenance of Corporate Existence

Petrobras will maintain in effect its corporate existence and all necessary registrations and take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations. However, this covenant will not require Petrobras to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a material adverse effect on Petrobras taken as a whole or have a materially adverse effect on the rights of the holders of the notes.

Maintenance of Office or Agency

So long as a series of the notes is outstanding, Petrobras will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon Petrobras in respect of the guaranty for such series may be served. Initially this office will be located at Petrobras’ existing principal U.S. office at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. Petrobras will agree not to change the designation of their office without prior written notice to the trustee and designation of a replacement office in the same general location.

Ranking

Petrobras will ensure at all times that its obligations under the guaranties will be its general senior unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of Petrobras (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the guaranties.

Provision of Financial Statements and Reports

Petrobras will provide to the trustee, in English or accompanied by a certified English translation thereof, (i) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with IFRS, and (ii) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with IFRS.  As long as the financial statements or reports are publicly available and accessible electronically by the trustee, the filing or electronic publication of such financial statements or reports will comply with the Petrobras’ obligation to deliver such statements and reports to the trustee.  The trustee will have no obligation to determine if and when Petrobras’ financial statements or reports, if any, are publicity available and accessible electronically.

Along with each such financial statement or report, if any, Petrobras will provide an officers’ certificate stating that a review of Petrobras’ and PGF’s activities has been made during the period covered by such financial statements with a view to determining whether Petrobras and PGF have kept, observed, performed and fulfilled their covenants and agreements under the guaranties and the indenture, as applicable, and that no event of default has occurred during such period.

In addition, whether or not Petrobras is required to file reports with the SEC, Petrobras will file with the SEC and deliver to the trustee (for redelivery to all holders of the notes, upon written request, of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable) all reports and other information it would be required to file with the SEC under the Exchange Act if it were subject to those regulations. If the SEC does not permit the filing described above, Petrobras will provide annual and interim reports and other information to the trustee within the same time periods that would be applicable if Petrobras were required and permitted to file these reports with the SEC.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those shall not constitute constructive notice of any information contained in them or determinable from information contained therein, including Petrobras’ compliance with any of its covenants in the guaranties (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Negative Pledge

So long as any note remains outstanding, Petrobras will not create or permit any lien, other than a Petrobras permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably its obligations under the guaranties or Petrobras provides other security for its obligations under the guaranties as is duly approved by a resolution of the holders of each series of the notes in accordance with the indenture. In addition, Petrobras will not allow any of its material subsidiaries to create or permit any lien, other than a Petrobras permitted lien, on any of Petrobras’ assets to secure (i) any of its indebtedness, (ii) any of the material subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably Petrobras’ obligations under the guaranties or Petrobras provides such other security for its obligations under the guaranties as is duly approved by a resolution of the holders of each series of the notes in accordance with the indenture.

As used in this “Negative Pledge” section, the following terms have the respective meanings set forth below:

A “guaranty” means an obligation of a person to pay the indebtedness of another person including without limitation:

•	an obligation to pay or purchase such indebtedness;
•	an obligation to lend money, to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;
•	an indemnity against the consequences of a default in the payment of such indebtedness; or
•	any other agreement to be responsible for such indebtedness.

“Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “project financing” of any project means the incurrence of indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more qualifying assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such indebtedness.

A “qualifying asset” in relation to any project means:

•

any concession, authorization or other legal right granted by any governmental authority to Petrobras or any of Petrobras’ subsidiaries, or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

•

any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

•

any revenues or claims that arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the project financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

•

any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the project financing required, as a condition therefore, recourse as security in addition to that produced or processed by such project; and

•

shares or other ownership interest in, and any subordinated debt rights owing to Petrobras by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

A “Petrobras permitted lien” means a:

(a)

lien granted in respect of indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of Brazil or of any state or region of Brazil;

(b)

lien arising by operation of law, such as merchants’, maritime or other similar liens arising in Petrobras’ ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(c)

lien arising from Petrobras’ obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with Petrobras’ past practice;

(d)

lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(e)

lien granted upon or with respect to any assets hereafter acquired by Petrobras or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured will not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(f)	lien granted in connection with the indebtedness of a wholly-owned subsidiary owing to Petrobras or another wholly-owned subsidiary;
(g)	lien existing on any asset or on any stock of any subsidiary prior to its acquisition by Petrobras or any subsidiary so long as that lien is not created in anticipation of that acquisition;
(h)

lien over any qualifying asset relating to a project financed by, and securing indebtedness incurred in connection with, the project financing of that project by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

(i)

lien existing as of the date of the fourth supplemental indenture in the case of the 2016 Notes, as of the date of the fifth supplemental indenture in the case of the 2019 Notes, as of the date of the sixth supplemental indenture in the case of the 2023 Notes, as of the date of the seventh supplemental indenture in the case of the 2043 Notes, as of the date of the eighth supplemental indenture in the case of the 2016 Floating Rate Notes and as of the date of the ninth supplemental indenture in the case of the 2019 Floating Rate Notes;

(j)	lien resulting from the indenture, the notes, and the guaranties, if any;
(k)

lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by Petrobras, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any rating agency as a condition to such rating agency rating such securities investment grade, or as is otherwise consistent with market conditions at such time;

(l)

lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by any lien referred to in paragraphs (a) through (k) above (but not paragraph (d)), provided that such lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b), (c) and (g), the obligees meet the requirements of that paragraph, and in the case of paragraph (h), the indebtedness is incurred in connection with a project financing by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary have any ownership or other similar interest; and

(m)

lien in respect of indebtedness the principal amount of which in the aggregate, together with all liens not otherwise qualifying as Petrobras permitted liens pursuant to another part of this definition of Petrobras permitted liens, does not exceed 20% of Petrobras’ consolidated total assets (as determined in accordance with IFRS) at any date as at which Petrobras’ balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

A “material subsidiary” means a subsidiary of Petrobras which on any given date of determination accounts for more than 15% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with IFRS).

Limitation on Consolidation, Merger, Sale or Conveyance

Petrobras will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease, spin-off or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of Petrobras) to merge with or into it unless:

•

either Petrobras is the continuing entity or the person (the “successor company”) formed by such consolidation or into which Petrobras is merged or that acquired (through a transfer of assets, a spin-off or otherwise) or leased such property or assets of Petrobras will assume (jointly and severally with Petrobras unless Petrobras will have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to the applicable guaranty, all of Petrobras’ obligations under such guaranty;

•

the successor company (jointly and severally with Petrobras unless Petrobras will have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each holder against any tax, assessment or governmental charge thereafter imposed on such holder solely as a consequence of such consolidation, merger, conveyance, spin-off, transfer or lease with respect to the payment of principal of, or interest on, the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing; and
•

Petrobras has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that that such merger, consolidation, sale, spin-off, transfer or other conveyance or disposition and the amendment to the applicable guaranty comply with the terms of the applicable guaranty and that all conditions precedent provided for in such guaranty and relating to such transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the 2016 Notes, the 2019 Notes, the 2023 Notes or the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable, has occurred and is continuing at the time of such proposed transaction or would result therefrom and Petrobras has delivered notice of any such transaction to the trustee:

•

Petrobras may merge, amalgamate or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of Petrobras in cases when Petrobras is the surviving entity in such transaction and such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as whole, it being understood that if Petrobras is not the surviving entity, Petrobras will be required to comply with the requirements set forth in the previous paragraph;

•

any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any person (other than Petrobras or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole;

•

any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of Petrobras; or

•

any direct or indirect subsidiary of Petrobras may liquidate or dissolve if Petrobras determines in good faith that such liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on Petrobras and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of Petrobras.

Amendments

The guaranties may only be amended or waived in accordance with their terms pursuant to a written document which has been duly executed and delivered by Petrobras and the trustee, acting on behalf of the holders of the 2016 Notes, the 2019 Notes, the 2023 Notes, the 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes, as applicable. Because the guaranties form part of the indenture, they may be amended by Petrobras and the trustee, in some cases without the consent of the holders of the applicable notes. See “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Except as contemplated above, the indenture will provide that the trustee may execute and deliver any other amendment to the guaranties or grant any waiver thereof only with the consent of the holders of a majority in aggregate principal amount of the 2016 Notes, the 2019 Notes, the 2023 Notes, 2043 Notes, the 2016 Floating Rate Notes or the 2019 Floating Rate Notes then outstanding, as applicable.

Governing Law

The guaranties will be governed by the laws of the State of New York.

Jurisdiction

Petrobras has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, New York, United States and any appellate court from any thereof. Service of process in any action or proceeding brought in such New York State federal court sitting in New York City may be served upon Petrobras at Petrobras’ New York office located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. The guaranties provide that if Petrobras no longer maintains an office in New York City, then it will appoint a replacement process agent within New York City as its authorized agent upon which process may be served in any action or proceeding.

Waiver of Immunities

To the extent that Petrobras may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the guaranties (or any document delivered pursuant thereto) and to the extent that in any jurisdiction there may be immunity attributed to Petrobras, PGF or their assets, whether or not claimed, Petrobras has irrevocably agreed with the trustee, for the benefit of the holders, not to claim, and to irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

Petrobras has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the guaranties is expressed in a currency (the “judgment currency”) other than U.S. dollars (the “denomination currency”), Petrobras will indemnify the relevant holder and the trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from Petrobras’ other obligations under the guaranties, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the underwriting agreement dated May 13, 2013, by and among PGF, Petrobras and BB Securities Ltd., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc. and Standard Chartered Bank, as underwriters, each underwriter has severally agreed to purchase, and PGF has agreed to sell to the underwriters, the number of notes set forth opposite the name of such underwriters below:

Underwriters	Principal Amount of the 2016 Notes	Principal Amount of the 2019 Notes	Principal Amount of the 2023 Notes	Principal Amount of the 2043 Notes	Principal Amount of the 2016 Floating Rate Notes	Principal Amount of the 2019 Floating Rate Notes
BB Securities Ltd.	U.S.$171,429,000	U.S.$274,286,000	U.S.$480,000,000	U.S.$240,000,000	U.S.$137,143,000	U.S.$205,714,000
Citigroup Global Markets Inc.	171,429,000	274,286,000	480,000,000	240,000,000	137,143,000	205,714,000
HSBC Securities (USA) Inc.	171,429,000	274,285,000	480,000,000	240,000,000	137,143,000	205,714,000
Itau BBA USA Securities, Inc.	171,429,000	274,285,000	480,000,000	240,000,000	137,143,000	205,714,000
J.P. Morgan Securities LLC	171,428,000	274,286,000	480,000,000	240,000,000	137,143,000	205,714,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	171,428,000	274,286,000	480,000,000	240,000,000	137,143,000	205,715,000
Morgan Stanley & Co. LLC	171,428,000	274,286,000	480,000,000	240,000,000	137,142,000	205,715,000
Mitsubishi UFJ Securities (USA), Inc.	25,000,000	40,000,000	70,000,000	35,000,000	20,000,000	30,000,000
Standard Chartered Bank	25,000,000	40,000,000	70,000,000	35,000,000	20,000,000	30,000,000
Total	U.S.$1,250,000,000	U.S.$2,000,000,000	U.S.$3,500,000,000	U.S.$1,750,000,000	U.S.$1,000,000,000	U.S.$1,500,000,000

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to, among other conditions, the delivery of certain legal opinions by its counsel. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any notes are taken. The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. The notes may be offered and sold through certain of the underwriters’ affiliates.

BB Securities Ltd. is not a broker-dealer registered with the SEC and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Ltd. intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The underwriting agreement provides that PGF and Petrobras will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the underwriters may be required to make in respect of the underwriting agreement.

PGF has been advised by the underwriters that the underwriters intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the development or continuation of trading markets for, the notes.

In connection with this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriters may also over-allot this offering, creating a short position, and may bid for and purchase notes in the open market to cover the short position. These activities may stabilize and maintain the market price of the notes above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time.

The underwriters have from time to time in the past provided, and may in the future provide, investment banking, financial advisory and other services to Petrobras, PGF and their affiliates for which the underwriters have received or expect to receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters and/or their affiliates may acquire the notes for their own property accounts. Such acquisitions may have an effect on demand for and the price of the notes.

In compliance with FINRA guidelines, the maximum compensation to the underwriters or agents in connection with the sale of the notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total offering price to the public of the notes as set forth on the cover page of this prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

The expenses of the offering, excluding the underwriting discount, are estimated to be U.S.$2,000,000.00 and will be borne by PGF.

The notes are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law.  Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the notes should inform themselves about and observe any of these restrictions.  This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on PGF except as set forth in the underwriting agreement.

Neither PGF nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of 0.25% of the principal amount of the notes.  After the initial public offering of the notes, the public offering price and concession and discount to dealers may be changed.

General

No action has been or will be taken in any jurisdiction other than the United States by PGF or any underwriter that would, or is intended to, permit a public offering of the notes, or possession or distribution of this prospectus supplement or any other offering material, in any country or jurisdiction where action for that purpose is required. Persons outside the United States into whose hands this prospectus supplement comes are required by PGF and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver notes  or have in their possession, distribute or publish this prospectus supplement or any other offering material relating to the notes, in all cases at their own expense.

Brazil

The notes have not been, and will not be, registered with the Comissão de Valores Mobiliários - CVM. The notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes will not be registered with the Chilean Superintendency of Securities and Insurance (Superintendencia de Valores y Seguros) under the Chilean Securities Market Law (Ley No. 18,045 de Mercado de Valores), and, accordingly, may not be offered to persons in Chile except in circumstances that do not constitute a public offering under Chilean law.

Peru

The offer of the notes, this prospectus supplement and the notes have not been, and will not be, registered with the Comisión Nacional Supervisora de Empresas y Valores (the Peruvian Securities and Exchange Commission). The offer of the notes in Peru is not considered a public offering and will not be launched in Peru except in circumstances which do not constitute public offering or distribution under Peruvian laws and regulations. This notice is for informative purposes and it does not constitute public offering of any kind.

European Economic Area

In relation to each Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive.
•

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of PGF for any such offer; or

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospective Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer;

•	provided that no such offer of notes shall result in a requirement for the publication by PGF or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive, the expression Prospectus Directive means Directive 2003/71/EU (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

The Netherlands

This document has not been and will not be approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) in accordance with Article 5:2 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht). The notes will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) as defined in Article 1:1 of the Dutch Act on Financial Supervision.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

In relation to the United Kingdom, each underwriter has represented and agreed that:

(i)            it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to PGF or Petrobras; and

(ii)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

This document does not, and is not intended to, constitute an offer or solicitation to purchase or invest in the notes described herein in Switzerland. The notes may not be offered, sold or advertised, directly or indirectly, to the public in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus pursuant to the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be distributed, or otherwise made available, to the public in Switzerland. Each underwriter has, accordingly, represented and agreed that it has not offered, sold or advertised and will not offer, sell or advertise, directly or indirectly, notes to the public in, into or from Switzerland, and that it has not distributed, or otherwise made available, and will not distribute or otherwise make available, this prospectus supplement or any other offering or marketing material relating to the notes to the public in Switzerland.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”).  This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA.  It must not be delivered to, or relied on by, any other person.  The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers.  The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement.  The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale.  Prospective purchasers of the notes offered should conduct their own due diligence on the notes.  If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, The Laws of Hong Kong), or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this document and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

TAXATION

The following discussion summarizes certain U.S. federal income, Brazilian and Dutch tax considerations that may be relevant to the ownership and disposition of the notes acquired in this offering for the original price.  This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of any other tax laws.  There currently are no income tax treaties between Brazil and the United States. Although Brazilian and American tax authorities have had discussions that may culminate in such a treaty, we cannot make any assurances regarding whether or when such a treaty will enter into force or how it will affect holders of the notes.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a domestic corporation or an entity otherwise subject to U.S. federal income taxation on a net income basis in respect of the note (a “U.S. Holder”). This summary addresses only U.S. Holders that purchase notes as part of the initial offering, and that hold such notes as capital assets. The summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks or other financial institutions, tax-exempt entities, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or partners therein, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. Dollar. A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

This summary is based on the Internal Revenue Code of 1986, as amended, existing, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as of the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or to differing interpretations, which could affect the U.S. federal income tax consequences described herein.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR CIRCUMSTANCES OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE, GIFT AND ALTERNATIVE MINIMUM TAX LAWS, U.S. STATE AND LOCAL TAX LAWS AND FOREIGN TAX LAWS.

Payments of Interest and Additional Amounts

Payments of interest on a note (which may include additional amounts) generally will be taxable to a U.S. Holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is expected that the notes will not be considered as issued with original issue discount (“OID”) in excess of a de minimis amount. In general, however, if the notes are issued with OID that is more than a de minimis amount, regardless of a U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, such holder will have to include OID as ordinary gross income under a “constant yield method” before the receipt of cash attributable to such income.

Interest income in respect of the notes generally will constitute foreign-source income for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. Such income generally will constitute “passive category income” for foreign tax credit purposes for most U.S. Holders. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of such deduction involves the application of complex rules that depend on the U.S. Holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for certain short-term or hedged positions in the notes.

U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in respect of foreign taxes and the treatment of additional amounts.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest income earned in respect of notes so long as such income is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders should consult their own tax advisors in the event interest income with respect to the notes is effectively connected with their trade or business in the United States.

Sale or Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in gross income) and such U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal such U.S. Holder’s purchase price of the note. Subject to the discussion in the next paragraph, gain or loss realized by a U.S. Holder on the disposition of a note generally will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. The net amount of long-term capital gain realized by an individual U.S. Holder generally is subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. Holder generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to foreign withholding tax, a U.S. Holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to the applicable limitation) against tax due on other income treated as derived from foreign sources. U.S. Holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of notes so long as (i) such gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition. Non-U.S. Holders should consult their own tax advisors in the event either of the foregoing conditions applies.

Backup Withholding and Information Reporting

Payments in respect of the notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless the U.S. Holder (i) is a corporation or other exempt recipient, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

Although Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

U.S. Holders may be subject to other U.S. information reporting requirements.  Holders should consult their own advisors regarding the application of U.S. information reporting rules in light of their particular circumstances.

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by a non-resident of Brazil. This discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

Payments in Respect of the Notes, and Sale or Other Disposition of Notes

Generally, an individual, entity, trust or organization that is domiciled for tax purposes outside Brazil (a “Non-Resident”) is subject to income tax in Brazil only when income is derived from Brazilian source or when the transaction giving rise to such earnings involves assets located in Brazil. Therefore, based on the fact that PGF is considered to be domiciled abroad for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by PGF in respect of the notes it issues to Non-Resident holders should not, under Brazilian law, be regarded as payable by a Brazilian obligor. Accordingly, no Brazilian income or withholding taxes should apply to payments made by the issuer, provided that such payments are made with funds held by PGF outside of Brazil.

Any capital gains generated outside Brazil as a result of a transaction between two Non-Resident holders with respect to assets not located in Brazil are generally not subject to tax in Brazil.  If the assets are located in Brazil, then capital gains realized thereon are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003.  Since the notes will be issued and registered abroad, the notes should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833. Therefore, gains realized on the sale or other disposition of the notes made outside Brazil by a Non-Resident holder to another non-Brazilian resident should not be subject to Brazilian taxes. Notwithstanding the foregoing, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.

As a result, gains realized by a Non-Resident holder from the sale or other disposition of the notes (i) to a Non-Resident in case the notes are deemed to be located in Brazil or (ii) to a resident of Brazil may be subject to income tax in Brazil at a rate of 15%.  A 25% rate, however, may apply if such Non-Resident holder is located in a country (i) that does not impose any income tax, (ii) that imposes income tax at a maximum rate lower than 20% or (iii) where the local laws do not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents (a “Low or Nil Tax Jurisdiction”).  A lower rate, however, may apply under an applicable tax treaty between Brazil and the country where the Non-Resident holder has its domicile.

Payments Made by Petrobras as Guarantor

Interest, fees, commissions, expenses and any other income payable by Petrobras as guarantor resident in Brazil to a Non-Resident holder are generally subject to income tax withheld at source. The rate of withholding in respect of interest payments is generally 15%, unless (i) the holder of the notes is resident or domiciled in a Low or Nil Tax Jurisdiction, in which case the applicable rate is 25%, or (ii) such other lower rate as provided for in an applicable tax treaty between Brazil and the country where the beneficiary is domiciled. In case the guarantor is required to assume the obligation to pay the principal amount of the notes, Brazilian tax authorities could attempt to impose withholding income tax as described above.

If the payments with respect to the notes are made by Petrobras as a guarantor, then Non-Resident holders will be indemnified so that, after payment of applicable Brazilian taxes imposed by deduction or withholding with respect to principal or interest payable with respect to the notes, subject to certain exceptions, as mentioned in “Description of the Notes—Covenants—Additional Amounts”, a Non-Resident holder will receive an amount equal to the amount that such Non-Resident holder would have received if no such taxes were imposed. See “Description of the Notes—Covenants—Additional Amounts.”

Low or Nil Tax Jurisdictions and Privileged Tax Regimes

On June 4, 2010, Brazilian tax authorities adopted Normative Instruction No. 1,037 listing (i) the countries and jurisdictions considered as Low or Nil Tax Jurisdictions and (ii) the “privileged tax regimes,” which definition is provided by Law No. 11,727, of June 23, 2008.  Although we believe that the best interpretation of the current tax legislation could lead to the conclusion that the “privileged tax regime” concept should solely apply for purposes of Brazilian transfer pricing and thin capitalization rules, we cannot assure whether subsequent legislation or interpretations by the Brazilian tax authorities will not also make it applicable to a Non-Resident holder with respect to payments potentially made by a Brazilian source.

We recommend prospective investors consult their own tax advisors regarding the tax consequences arising from Normative Instruction No. 1,037 and Law No. 11,727.  If the Brazilian tax authorities determine that payments made to a Non-Resident holder are within the scope of a “privileged tax regime,” then the withholding income tax applicable to such payments could be up to 25%.

Other Tax Considerations

Brazilian law imposes a tax on foreign exchange transactions (Imposto sobre Operações de Crédito, Câmbio, Seguros e sobre Operações relativas à Títulos e Valores Mobiliários) (the “IOF/Exchange”) on the conversion of reais into foreign currency and on the conversion of foreign currency into reais, including foreign exchange transactions in connection with payments made by a Brazilian guarantor under the guarantee to Non-Resident holders.

Currently, the IOF/Exchange rate is 0.38% for most foreign exchange transactions, including foreign exchange transactions in connection with payments by Petrobras to Non-Resident holders under the guarantee. However, the IOF/Exchange rate can be increased by the Brazilian Government at any time up to a maximum rate of 25%. Any such new rate would only apply to future foreign exchange transactions.

Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or other disposition of the notes by a Non-Resident, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Dutch Tax Considerations

The following describes certain Dutch tax consequences for a holder who is neither a resident nor deemed to be a resident of The Netherlands for Dutch tax purposes and, in the event such holder is an individual, has not opted to be treated as a resident in The Netherlands for the purposes of the Dutch Income Tax Act 2001, in respect of the ownership and disposal of the notes.

For the purpose of this section, “Dutch Taxes” shall mean taxes of whatever nature levied by or on behalf of The Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and it does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a holder.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

For Dutch tax purposes, a holder of notes may include an individual or an entity who does not have the legal title to the notes, but to whom the notes are attributed based either on such individual or entity holding a beneficial interest in the notes or based on specific statutory provisions, including statutory provisions pursuant to which the notes are attributed to an individual who is, or who has directly or indirectly inherited the notes from a person who was the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the notes.

This section does not describe all the possible Dutch tax consequences that may be relevant to the holder of the notes who receives or has received any benefits from these notes as employment income, deemed employment income or otherwise as compensation.

Dutch Individual and Corporate Income Tax

A holder will not be subject to any Dutch taxes on any payment made to the holder under the notes, or on any capital gain from the disposal, or deemed disposal, or redemption of, the notes, except if:

(i)

the holder derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of the enterprise, other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands, to which the notes are attributable;

(ii)

the holder is an individual and derives benefits from miscellaneous activities (overige werkzaamheden) carried out in The Netherlands in respect of the notes, including without limitation activities which are beyond the scope of active portfolio investment activities;

(iii)

the holder is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the notes are attributable; or

(iv)

if the holder is an individual and is entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the holder is attributable.

Dutch Withholding Tax

All payments made under the notes will not be subject to any withholding tax. If withholding is required by law, additional amounts may be payable. See “Description of the Notes—Covenants―Additional Amounts.”

Dutch Gift and Inheritance Taxes

No Dutch gift tax or inheritance tax is due in respect of any gift of notes by, or inheritance of the notes on the death of a holder, except if:

(i)	at the time of the gift or death of the holder, the holder is a resident, or is deemed to be a resident, of The Netherlands;
(ii)

the holder dies within 180 days after the date of the gift of the notes and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, a resident of The Netherlands; or

(iii)	the gift of the notes is made under a condition precedent and the holder is a resident, or is deemed to be a resident, of The Netherlands at the time the condition is fulfilled.

Other Taxes and Duties

No other Dutch taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable in The Netherlands by or on behalf of a holder of the notes by reason only of the purchase, ownership and disposal of the notes.

The Directive

Under the Directive, each Member State is required to provide to the tax or other relevant authorities of another Member State details of payments of interest (or similar income) paid by a paying agent within its jurisdiction to, or collected by such a paying agent for, an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period (the ending of which is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries), Luxembourg and Austria will (unless during that period they elect otherwise) operate a withholding system in relation to such payments deducting tax at the rate of 35%, unless the beneficiary of the interest payments elects for the exchange of information procedure or the tax certificate procedure. A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend and broaden the scope of the requirement described above. Holders of notes should therefore seek advice from their financial or tax adviser on the full implications for themselves of the draft of the amended Directive.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed capital company), a public sector company with some private sector ownership, established under the laws of Brazil, and PGF is a private company with limited liability incorporated under the laws of The Netherlands. A substantial portion of the assets of Petrobras and PGF are located outside the Unites States, and at any time all of their respective executive officers and directors, and certain advisors named in this prospectus supplement, may reside outside the United States. As a result, it may not be possible for you to effect service of process on any of those persons within the United States. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States.

For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Enforceability of Civil Liabilities” in the accompanying prospectus.

LEGAL MATTERS

Houthoff Buruma, special Dutch counsel for PGF, will pass upon the validity of the notes and the indenture for PGF as to certain matters of Dutch law. Mr. Nilton Antonio de Almeida Maia, Petrobras’ general counsel, will pass upon, for PGF and Petrobras, certain matters of Brazilian law relating to the notes, the indenture and the guaranties. The validity of the notes, the indenture and the guaranties will be passed upon for PGF and Petrobras by Cleary Gottlieb Steen & Hamilton LLP as to certain matters of New York law.

Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados will pass upon the validity of the indenture and the guaranties for the underwriters as to certain matters of Brazilian law. Shearman & Sterling LLP will pass upon the validity of the notes, the indenture and the guaranties for the underwriters as to certain matters of New York law.

EXPERTS

The consolidated financial statements of Petrobras and its subsidiaries as of and for the years ended December 31, 2011 and 2010 have been incorporated in this prospectus supplement by reference to the Petrobras annual report on Form 20-F for the year ended December 31, 2012 in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

The consolidated financial statements of Petrobras and its subsidiaries as of and for the year ended December 31, 2012 and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated in this prospectus supplement by reference to the Petrobras annual report on Form 20-F for the year ended December 31, 2012, in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm and upon the authority of PricewaterhouseCoopers Auditores Independentes as experts in accounting and auditing.

With respect to the unaudited interim financial information of Petrobras as of March 31, 2013 and for the three-month periods ended March 31, 2013 and 2012, which is incorporated by reference herein, PricewaterhouseCoopers Auditores Independentes has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, its reports included in the Petrobras Form 6-K furnished to the SEC on April 30, 2013, and incorporated by reference herein, state that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers  Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.